Exhibit 99.1

Newgioco Announces Agreement to Acquire Leading Developer

of Virtual Gaming Software

Accretive Acquisition of Virtual Generation Ltd. Expands Newgioco’s Global

Distribution to 11 New Countries in Europe, Latin America and Africa

New York – January 22, 2019 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (OTCQB: NWGI), announced today that the Company has entered into an agreement to acquire Virtual Generation Ltd. (“VG”), a leading developer of virtual gaming software, together with Naos Holding Limited a private holding company (“Naos”). VG was founded in 2014 and has grown from processing 67,000 bet tickets in its first year to over 20 million bet tickets in 2018 for its online and land-based B2B customers in 12 countries in Europe, Latin America and Africa.

“This strategic, bolt-on acquisition is a key step in our efforts to expand our addressable market, diversify our revenues and should enable us to accelerate our differentiation as one of the most powerful gaming platforms in the industry with superior risk management capabilities. We are very excited to add VG’s virtual gaming software to Newgioco’s portfolio of market-leading gaming technology platforms, putting us in a stronger position to provide our fully integrated SaaS-based services to large, high-growth gaming markets around the world,” stated Michele (Mike) Ciavarella, Chief Executive Officer of Newgioco. “We are also delighted to add the highly talented management and sales team from VG to Newgioco and are now positioned to cross sell VG’s software and the ELYS platform as a complete package to sports book operators and casinos in the 12 countries where VG currently operates, as well as new markets including the U.S. sports betting market. VG’s powerful platform, which has been running on Newgioco’s ELYS platform, allows for extensive customization for country specific sports generation, providing a target rich environment for future applications in Latin American and African markets, as well as unique U.S. Tribal Games tailored for the U.S. Tribal gaming market.”

Newgioco has agreed to pay approximately $4.5 million in a combination of cash and stock to acquire VG, with an additional earn-out payment of approximately $560,000 in stock contingent on a 5% increase in the number of bets made through the VG platform in 2019 compared to 2018. Ciavarella added, “VG is a profitable company realizing approximately 15% in net margins and we expect the acquisition to be immediately accretive to Newgioco in 2019. We also expect to realize cost savings by using VG’s virtual gaming products in Newgioco’s land-based and online gaming operations in Italy following certification by Italian gaming regulators.” The sellers of VG include Mr. Luca Pasquini, the Company’s Chief Technology Officer and a member of the Company’s board of directors, and Mr. Gabriele Peroni, the Company’s Vice President of Business Development, each of whom owns 800 ordinary shares of Naos (20% of the issued and outstanding shares of Naos).

VG’s software is certified by Gaming Laboratories International (GLI) and includes a growing portfolio of products including horse racing and greyhound racing, league play football (soccer), keno and American roulette. VG currently operates in Italy, Albania, Turkey, Mexico, Peru, Paraguay, Nicaragua, Honduras, Colombia, Dominican Republic, Nigeria and Uganda. Simultaneously, Newgioco plans to introduce the VG product line into the regulated Italian market, utilizing Newgioco’s existing Italian ADM platform certification.

About Newgioco Group, Inc.

Newgioco Group, Inc., headquartered in Toronto, Canada, is a vertically-integrated leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as retail neighborhood betting shops situated throughout Italy.

The Company offers its clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words "could," "believe," "anticipate," "intend," "estimate," "expect," "may," "continue," "predict," "potential," "project" and similar expressions that are intended to identify forward-looking statements and includes statements such as the acquisition of VG enabling us to accelerate our differentiation as one of the most powerful gaming platforms in the industry with superior risk management capabilities, the acquisition of VG being immediately accretive to Newgioco in 2019, realizing cost savings by using VG’s virtual gaming products in Newgioco’s land-based and online gaming operations in Italy following certification by Italian gaming regulators and plans to introduce the VG product line into the regulated Italian market, utilizing Newgioco’s existing Italian ADM platform certification. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include our ability to accelerate our differentiation as the most powerful gaming platform in the industry with superior risk management capabilities, our ability to implement the VG acquisition so that it is immediately accretive to Newgioco in 2019, our ability to realize cost savings by using VG’s virtual gaming products in Newgioco’s land-based and online gaming operations in Italy following certification by Italian gaming regulators, our ability to introduce the VG product line into the regulated Italian market, utilizing Newgioco’s existing Italian ADM platform certification, and the risk factors described in Newgioco's Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Darrow Associates	Hayden IR
Bernie Kilkelly: (516) 236-7007	Brett Maas: (646) 536-7331
bkilkelly@darrowir.com	Cameron Donahue: (651) 653-1854
nwgi@haydenir.com

Newgioco Group, Inc.

investor@newgiocogroup.com